SECURITIES AND EXCHANGE COMMISSION


                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported):  October 26, 1994



               JAMES RIVER CORPORATION OF VIRGINIA
     (Exact name of registrant as specified in its charter)


                            Virginia
         (State or other jurisdiction of incorporation)


            1-7911                           54-0848173
   (Commission File Number)     (IRS Employer Identification Number)


          120 Tredegar Street, Richmond, Virginia 23219
  (Address of principal executive offices, including zip code)


 Registrant's telephone number, including area code:  (804) 644-5411

Item 5.   Other Events.

     James River Corporation of Virginia (the "Company" or "James River") has implemented a program to modify its currency hedge and interest rate swap position. Under such program, the Company has effectively changed the notional amount of its hedge of the foreign currency exposure of its net investment in Jamont from $488 million to $470 million denominated in various currencies; the Company intends to reduce such notional amount to $330 million denominated in French francs. The various contracts mature on September 1, 1998. In connection with these contracts, James River has entered into interest swap agreements to fix the French franc interest costs of the hedge. Currency gains and losses on the contracts and any differential in the interest costs are recorded in the foreign currency translation component of retained earnings.

     The Company also is a party to interest rate swap agreements maturing between September 1, 1998 and January 19, 1999. The program modifications result in the Company having a notional amount of $1,286 million of LIBOR-based floating rate debt. To manage its exposure to floating rate debt, James River has entered into interest rate protection agreements with respect to a notional amount of $646 million of such LIBOR-based floating rate debt, which effectively protect the Company against six-month LIBOR rates rising above 6.5% provided those rates stay below 8.01%.

                           SIGNATURES


      Pursuant to the requirements of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              JAMES RIVER CORPORATION OF VIRGINIA



                              By: /s/ Stephen E. Hare
                                   Stephen E. Hare
                                    Senior    Vice   President,
                                    Corporate Finance
                                    and Chief Financial Officer


Date:    October 26, 1994